Exhibit 99.1

EARL SCHEIB, INC.

News Release

(For immediate release)

Company Contact:	Charles E. Barrantes

Chief Financial Officer

(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES CONTINUED OPERATING
IMPROVEMENTS IN THIRD QUARTER FISCAL 2004 RESULTS

Sherman Oaks, CA, March 12, 2004 — Earl Scheib, Inc. (AMEX:ESH) reported its results for the third quarter and nine months ended January 31, 2004 of the fiscal year ending April 30, 2004.  Historically, the third quarter has been the most difficult quarter of the Company’s industry because of adverse winter weather and the holiday season.

Net sales for the third quarter of fiscal 2004 were $9,001,000, a decrease of 3.1% from the third quarter of fiscal 2003 net sales of $9,290,000, due primarily to the Company operating 12 fewer retail paint and body shops at January 31, 2004 as compared to January 31, 2003. However, during the third quarter of fiscal 2004, same-shop (shops still open one year or more) retail paint sales increased 2.7% despite one less sales day versus the third quarter of fiscal 2003.  For the nine months ended January 31, 2004, net sales were $35,115,000, exactly the same as the nine months ended January 31, 2003 despite the Company operating fewer retail shops in the current fiscal year.  In addition, during the first nine months of the current fiscal year, same-shop retail paint sales increased by 5.0%; and the combined sales in the fleet and truck center and commercial coatings operations increased by $169,000 from the comparable period in the prior fiscal year.

The operating losses for the third quarter of fiscal 2004 and fiscal 2003 were $1,711,000 and $2,192,000, respectively, an improvement of almost 22% in fiscal 2004.  The improved operating results in the third quarter of the current fiscal year were primarily attributable to increased same-shop net sales and to an overall reduction in operating expenses; however, exit and disposal costs totaling $150,000 somewhat offset this improvement.  The operating loss for the nine months ended January 31, 2004 of $1,719,000 represented an improvement of over $1,100,000 from the prior fiscal year operating loss of $2,824,000.  This improvement was in spite of insurance costs (primarily workers compensation and group medical) and exit and disposal costs during the first nine months of the current fiscal year being $383,000 and $298,000 higher, respectively, than the comparable period of the prior fiscal year.

During the first nine months of fiscal 2003, the Company sold four parcels of real estate for a pretax net gain of $1,479,000.  There were no sales of real estate in fiscal 2004.  In addition, during the third quarter of fiscal 2003, the Company recorded interest income of $164,000 on refunds of federal income taxes paid for fiscal years 1999 and 1998 and, further, recorded a benefit of $425,000 for the excess of previously accrued interest expense over that required at February 24, 2003 by the Internal Revenue Service (“IRS”).  As disclosed in previous annual and quarterly reports, this accrued interest relates to a protest regarding the disallowance by the IRS of a net operating loss carryback refund received during fiscal 1997.  The Company has been accruing interest since the February 24th date as this dispute with the IRS is still unresolved.

The net loss for the third quarter of fiscal 2004 was $1,951,000, or $0.45 per diluted share, compared to a net loss of $1,578,000, or $0.36 per diluted share, for the third quarter of fiscal 2003.  For the nine months ended January 31, 2004 and 2003, the net loss was $2,257,000 and $1,183,000, or $0.52 and $0.27 per diluted share, respectively.  The fiscal 2003 results were positively impacted, of course, by the net real estate gain and interest benefits discussed above.

Chris Bement, Chief Executive Officer and President, stated that, “The positive business trends that transpired in the first six months of our current fiscal year continued into the third quarter.  Same-shop, same-day retail paint sales increased for the tenth straight month and the year-to-date sales are the same as last year despite operating ten fewer shops in the current year. In addition, the overall operating efficiency of the Company has improved from last year, even in light of significantly increasing insurance costs, which are endemic to all businesses; and we also once again showed a small profit in our commercial coatings business.  However, we have not yet achieved profitability in our fleet and truck center.

The process to seek strategic alternatives through the assistance of our investment bankers, Ryan Beck & Co., continues and we will report any significant developments to you.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 113 auto paint and body shops located in approximately 100 cities throughout the United States.  In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by the Company may be “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements which generally are not historic in nature.  All statements, which address operating performance, events, developments or strategies that the Company expects or anticipates in the future, are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome as a result of the Company’s retention of an investment banking firm is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For The Quarter Ended January 31,		For The Nine Months Ended January 31,
	2004	2003	2004	2003

Net Sales	$9,001,000	$9,290,000	$35,115,000	$35,115,000
Operating Loss	(1,711,000)	(2,192,000)	(1,719,000)	(2,824,000)
Gain (Loss) on Sales of Real Property	—	(22,000)	—	1,479,000
Interest Income (Expense), net	(205,000)	457,000	(486,000)	224,000
Loss Before Tax	(1,916,000)	(1,757,000)	(2,205,000)	(1,221,000)
Tax Provision (Benefit)	35,000	(179,000)	52,000	62,000
Net Loss	$(1,951,000)	$(1,578,000)	$(2,257,000)	$(1,183,000)
Basic Loss Per Share	$(0.45)	$(0.36)	$(0.52)	$(0.27)
Diluted Loss Per Share	$(0.45)	$(0.36)	$(0.52)	$(0.27)
Weighted Average Shares Outstanding — Basic	4,380,000	4,380,000	4,380,000	4,374,000
Weighted Average Shares Outstanding — Diluted	4,380,000	4,380,000	4,380,000	4,374,000